Exhibit 12.1

QUANTUM CORPORATION

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	For the year ended March 31,
(dollars in thousands)	2014	2013	2012	2011	2010
Income (loss) from continuing operations
before income taxes (i)	$(20,257)	$(51,018)	$(8,369)	$5,711	$17,421
Add fixed charges	13,145	12,078	17,100	25,420	30,591
Earnings (as defined)	$(7,112)	$(38,940)	$8,731	$31,131	$48,012
Fixed charges:
Interest expense	$9,754	$8,342	$12,996	$21,349	$26,139
Amortization of debt issuance costs	(ii)	(ii)	(ii), (iii)	(ii), (iv)	(ii), (v)
Estimated interest component of rent
expenses	3,391	3,736	4,104	4,071	4,452
Total fixed charges	$13,145	$12,078	$17,100	$25,420	$30,591

Ratio of earnings to fixed charges (vi)	n/a	n/a	0.51	1.22	1.57
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(i)	Income (loss) from continuing operations before income taxes in fiscal 2010, 2011, 2012 and 2013 have been revised to correct immaterial errors. For further information regarding the revisions, refer to Note 2 “Revision of Prior Period Financial Statements” to the Consolidated Financial Statements.

(ii)	In all years presented, the amortization of debt issuance costs is included in interest expense.

(iii)	Interest expense for fiscal 2012 in this table is comprised of: (a) $10.7 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $2.3 million of debt issuance costs written off related to the Credit Suisse credit agreement retired in fiscal 2012. The $2.3 million debt issuance costs written off are included in the loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2012.

(iv)	Interest expense for fiscal 2011 in this table is comprised of: (a) $20.2 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $1.2 million of debt issuance costs written off related to subordinated term loans retired in fiscal 2011. The $1.2 million in debt issuance costs written off are included in loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2011.

(v)	Interest expense for fiscal 2010 in this table is comprised of: (a) $25.5 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.6 million of debt issuance costs written off related to convertible subordinated notes retired in fiscal 2010. The $0.6 million of debt issuance costs written off related to convertible subordinated notes retired in fiscal 2010 are included in loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2010.

(vi)	Earnings, as defined, were insufficient to cover fixed charges by $20.3 million, $51.0 million and $8.4 million for fiscal years 2014, 2013 and 2012, respectively.